Exhibit 2.1
STRICTLY CONFIDENTIAL
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
YARA INTERNATIONAL ASA,
YUKON MERGER SUB, INC.,
AND
TERRA INDUSTRIES INC.
DATED AS OF FEBRUARY 12, 2010

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LIST OF EXHIBITS

Exhibit	Title

A	Form of Charter of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of February 12, 2010 (this “Agreement”), is made and entered into by and among YARA INTERNATIONAL ASA, a Norwegian public company limited by shares (“Parent”), YUKON MERGER SUB, INC., a Maryland corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and TERRA INDUSTRIES INC., a Maryland corporation (the “Company”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
          WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”) and upon the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINED TERMS
          Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.
          “AAA” has the meaning set forth in Section 9.10(a).
          “Additional Per Share Consideration” means an amount per share equal to, (i) if the Parent Stockholders Meeting shall occur on or prior to the date that is 90 days from the date of this Agreement, zero; (ii) if the Parent Stockholders Meeting shall occur on or after the date that is 91 days from the date of this Agreement but prior to the date that is 98 days from the date of this Agreement, an amount equal to $5 million divided by the Fully Diluted Denominator; (iii) if the Parent Stockholders Meeting shall occur on or after the date that is 98 days from the date of this Agreement but prior to the date that is 105 days from the date of this Agreement, an amount equal to $10 million divided by the Fully Diluted Denominator; (iv) if the Parent Stockholders Meeting shall occur on or after the date that is 105 days from the date of this Agreement but prior to the date that is 112 days from the date of this Agreement, an amount equal to $20 million divided by the Fully Diluted Denominator; and (v) if the Parent Stockholders Meeting shall occur on or after the date that is 112 days from the date of this Agreement, the sum of (x) an amount equal to $20 million divided by the Fully Diluted Denominator plus (y) for each subsequent seven day period (or portion thereof) beginning on the date that is 112 days from the date of this Agreement, an additional amount equal to $15 million divided by the Fully Diluted Denominator. For purposes of this definition, “Fully Diluted Denominator” shall mean the actual number of shares of Company Common Stock and Company Stock-Based Awards (including Company Stock-Based Awards settled in cash) that are entitled to receive the Merger Consideration as of the Closing pursuant to the terms of this Agreement. If the Additional Per Share Consideration were calculated as of the date hereof, the Fully Diluted Denominator would equal 101,242,858. All per share amounts derived from the calculation set fort in this definition shall be rounded to the nearest whole cent.
          “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. For the avoidance of doubt, Affiliate, when used with respect to Parent or Merger Sub, shall not include the Government of Norway or any Governmental Entity thereof.
          “Agreement” has the meaning set forth in the Preamble.
          “Articles of Merger” has the meaning set forth in Section 2.3.
          “Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security.
          “Board of Directors” means the board of directors of any specified Person.
          “Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of New York or in Oslo, Norway.
          “Certificate” has the meaning set forth in Section 2.6(b).
          “CFIUS” has the meaning set forth in Section 3.6(b).
          “Change in Company Recommendation” has the meaning set forth in Section 6.2(a).
          “Closing” has the meaning set forth in Section 2.2.
          “Closing Date” has the meaning set forth in Section 2.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning set forth in the Preamble.
          “Company Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom or other stock based award, severance or termination pay, retention, change in control, collective bargaining, fringe benefit, employee loan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of 3(37) of ERISA), program, agreement (including employment agreements) or arrangement, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any ERISA Affiliate of the Company, for the benefit of any current or former employee, director or member of the Company or any Company Subsidiary, other than any plan, program, agreement or arrangement mandated by applicable Law.
          “Company Common Stock” means the common stock, without par value, of the Company.
          “Company Contracts” has the meaning set forth in Section 3.18(b).
          “Company Disclosure Letter” has the meaning set forth in ARTICLE III.
          “Company Financial Advisor” has the meaning set forth in Section 3.22.
          “Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Deloitte & Touche LLP, the independent auditors of the Company for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.
          “Company Intellectual Property” has the meaning set forth in Section 3.17(a).
          “Company Leased Real Property” means each material leasehold or similar interest held by the Company or a Company Subsidiary in any real property used or occupied in connection with the businesses of the Company or any Company Subsidiary.
          “Company Leases” means all leases and agreements under which the Company or any Company Subsidiary holds any Company Leased Real Property.
          “Company Owned Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary.
          “Company Owned Real Property” means material real property held by the Company or any Company Subsidiary.
          “Company Performance Share Award” means a Company Stock-Based Award that is subject to performance-based vesting and is settled in shares of Company Common Stock pursuant to its terms.
          “Company Permits” has the meaning set forth in Section 3.12(a).
          “Company Phantom Performance Award” means a Company Stock-Based Award that is subject to performance-based vesting and is settled in cash pursuant to its terms.
          “Company Phantom Unit” means a Company Stock-Based Award that is subject to time-based vesting and is settled in cash pursuant to its terms.

          “Company Recommendation” has the meaning set forth in Section 3.4(b).
          “Company Restricted Share” has the meaning set forth in Section 3.3(b).
          “Company SEC Documents” has the meaning set forth in Section 3.7(a).
          “Company Series A Preferred Stock” means the 4.25% Series A Cumulative Convertible Perpetual Preferred Shares, without par value, of the Company.
          “Company Stock Plan” has the meaning set forth in Section 2.7.
          “Company Stock-Based Award” has the meaning set forth in Section 2.7.
          “Company Stockholder Approval” has the meaning set forth in Section 3.4(c).
          “Company Stockholders Meeting” has the meaning set forth in Section 6.2(a).
          “Company Subsidiary” has the meaning set forth in Section 3.2(a).
          “Confidentiality Agreement” has the meaning set forth in Section 6.3.
          “Constituent Documents” means, with respect to any entity, its certificate or articles of incorporation, bylaws, and any similar charter or other organizational documents of such entity.
          “Continuation Period” has the meaning set forth in Section 6.6(a).
          “Continuing Employee” has the meaning set forth in Section 6.6(a).
          “Divestiture Action” has the meaning set forth in Section 6.4(c).
          “D & O Insurance” has the meaning set forth in Section 6.8(b).
          “DOJ” has the meaning set forth in Section 6.4(b).
          “Effective Time” has the meaning set forth in Section 2.3.
          “Environmental Law” means any foreign, federal, state or local Law regulating or relating to the protection of human health or safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, environmental contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.
          “Environmental Permit” means any permit, license, registration, authorization or consent of any Governmental Entity and required pursuant to applicable Environmental Laws.
          “Equity Award Amount” means the sum of the aggregate Phantom Unit Amounts and the aggregate Performance Award Amounts.

          “Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, performance shares, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the Company Stock-Based Awards.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          “ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exchange Agent” has the meaning set forth in Section 2.9(a).
          “Exchange Fund” has the meaning set forth in Section 2.9(a).
          “Exon-Florio Amendment” has the meaning set forth in Section 3.6(b).
          “Extended Walk-Away Date” has the meaning set forth in Section 8.1(b)(i).
          “Fairness Opinion” has the meaning set forth in Section 3.22.
          “Financing” has the meaning set forth in Section 6.15.
          “Financing Sources” means the entities that have committed to provide or have otherwise entered into agreements in connection with the Financing or other debt or equity financings in connection with the transactions contemplated hereby, including pursuant to any joinder agreements, indentures, credit agreements, underwriting agreements or other definitive documents entered into pursuant thereto or relating thereto, in each case, in any capacity in which they may be acting in connection with the Financing and together with their respective Affiliates, officers, directors, employees and representatives involved with the Financing and their respective successors and assigns.
          “Foreign Company Benefit Plan” has the meaning set forth in Section 3.15(e).
          “Foreign Competition Laws” has the meaning set forth in Section 3.6(b).
          “FTC” has the meaning set forth in Section 6.4(b).
          “GAAP” has the meaning set forth in Section 3.7(b).

          “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC or other governmental authority, including any state attorney general, or arbitral tribunal.
          “GrowHow” means GrowHow UK Limited, a private company incorporated in England.
          “HATLP” means Houston Ammonia Terminal, L.P., a Delaware limited partnership.
          “Hazardous Substances” means (a) any petrochemical or petroleum distillates or by-products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; or (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect.
          “HSR Act” has the meaning set forth in Section 3.6(b).
          “Incentive Plans” has the meaning set forth in Section 6.6(d).
          “Indemnified Persons” has the meaning set forth in Section 6.8(a).
          “Intellectual Property” means (a) trademarks, service marks, trade names, and Internet domain names, together with all goodwill, registrations and applications related to the foregoing; (b) patents and patent applications; (c) copyrights (including any registrations and applications for any of the foregoing); and (d) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code).
          “IRS” means the Internal Revenue Service.
          “known” or “knowledge” means, with respect to any Party, the actual knowledge of such Party’s executive officers.
          “Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any securities law.
          “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Material Adverse Effect” means, (a) when used in connection with the Company, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of the Company, the Company Subsidiaries, GrowHow, HATLP, PLNL and OCOP, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which the Company and the Company Subsidiaries operate, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the market price, credit rating or trading volume of the Company’s securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse Effect), (vii) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by the Company or any Company Subsidiary and (viii) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any lawsuit in respect of this Agreement or the transactions contemplated hereby, compliance with the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Company or any Company Subsidiary, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect); and (b) when used in connection with Parent, a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.
          “Maximum Annual Premium” has the meaning set forth in Section 6.8(b).
          “Merger” has the meaning set forth in the Recitals.
          “Merger Consideration” has the meaning set forth in Section 2.6(a).
          “Merger Sub” has the meaning set forth in the Preamble.
          “MGCL” has the meaning set forth in the Recitals.
          “Notice of Change in Company Recommendation” has the meaning set forth in Section 6.5(c).
          “Notice of Superior Proposal” has the meaning set forth in Section 6.5(c).

          “OCOP” means Oklahoma CO2 Partnership, an Oklahoma partnership.
          “Order” means any order, writ, injunction, judgment, decree, ruling, opinion, decision, determination, directive, award or settlement, whether civil, criminal or administrative.
          “Parent” has the meaning set forth in the Preamble.
          “Parent Circular” has the meaning set forth in Section 6.1(d).
          “Parent Common Stock” means the common stock, par value NOK 1.70 per share, of Parent.
          “Parent Permits” means, with respect to Parent and the Parent Subsidiaries, all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets.
          “Parent Recommendation” has the meaning set forth in Section 6.2(b).
          “Parent Stockholder Approval” has the meaning set forth in Section 4.3(d).
          “Parent Stockholders Meeting” has the meaning set forth in Section 6.2(b).
          “Parent Subsidiary” means each Subsidiary of Parent.
          “Party” or “Parties” has the meaning set forth in the Preamble.
          “Performance Award Amount” has the meaning set forth in Section 2.7(c).
          “Permitted Liens” means (i) any liens for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (iv) any lien which does not materially interfere with the use of the property subject thereto and (v) any lien permitted under the Amended and Restated Credit Agreement dated as of December 21, 2004, as amended as of December 1, 2009, among Terra Capital, Inc. and Terra Mississippi Holdings Corp., as Borrowers, the Company and Terra Capital Holdings Inc., as Guarantors, the lenders and issuers party thereto and Citicorp USA, Inc., as Administrative and Collateral Agent, and the Credit Agreement dated as of December 21, 2004, as amended as of February 2, 2007, among Terra Nitrogen, Limited Partnership, as Borrower, TNCLP, as a Guarantor, the lenders and issuers party thereto and Citicorp USA, Inc., as Administrative and Collateral Agent.
          “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
          “Phantom Unit Amount” has the meaning set forth in Section 2.7(b).

          “PLNL” means Point Lisas Nitrogen Limited, a limited company incorporated in Trinidad and Tobago.
          “Preferred Stock Conversion” has the meaning set forth in Section 6.13(a).
          “Preferred Stock Conversion Provisions” has the meaning set forth in Section 6.13(a).
          “Preferred Stock Conversion Right” has the meaning set forth in Section 6.13(a).
          “Process Agent” has the meaning set forth in Section 9.10(h).
          “Proxy Statement” has the meaning set forth in Section 6.1(a).
          “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.
          “Representatives” has the meaning set forth in Section 6.3.
          “Required Information” has the meaning set forth in Section 6.16(a).
          “Restraints” has the meaning set forth in Section 7.1(c).
          “Rights Issue” has the meaning set forth in Section 6.15.
          “Rights Offering Prospectus” has the meaning set forth in Section 6.1(d).
          “Sarbanes-Oxley Act” has the meaning set forth in Section 3.7(a).
          “SEC” has the meaning set forth in Section 3.6(b).
          “Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which Securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For the avoidance of doubt, “Subsidiary”, when used with respect to the Company, shall not, unless explicitly set forth otherwise in any Section of this Agreement, include GrowHow, HATLP, OCOP or PLNL.

          “Superior Proposal” means any bona fide written Takeover Proposal regarding the Company made by any Person (other than Parent or Merger Sub) that, if consummated, would result in such Person acquiring, directly or indirectly, all or substantially all of the voting power of the Company’s Securities or all or substantially all of the assets of the Company and its Subsidiaries, and that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably expected to be consummated and is more favorable to its stockholders than the Merger and the other transactions contemplated hereby from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such proposal.
          “Surviving Corporation” has the meaning set forth in Section 2.1.
          “Surviving Corporation Plans” has the meaning set forth in Section 6.6(a).
          “Takeover Proposal” means any third party proposal or offer for a direct or indirect (a) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction involving the Company or one or more of its Subsidiaries, (b) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of fifteen percent (15%) or more of the fair value of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing fifteen percent (15%) or more of the voting power of the Company’s Securities; provided, however, that the term “Takeover Proposal” shall not include the Merger or the other transactions contemplated hereby.
          “Tax” (and with the correlative meaning “Taxes”) means any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority or Governmental Entity.
          “Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.
          “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
          “Termination Fee” means $123 million.
          “Timing Agreement” has the meaning set forth in Section 6.4(b).

          “TNCLP” means Terra Nitrogen Company, L.P., a Delaware limited partnership.
          “U.S.” means the United States of America.
          “Walk-Away Date” has the meaning set forth in Section 8.1(b)(i).
ARTICLE II
THE MERGER
          Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease. The Company shall continue as the Surviving Corporation and shall continue to be governed by the laws of the State of Maryland (as such, the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, in accordance with Section 3-114 of the MGCL, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts and obligations of Merger Sub shall become the debts and obligations of the Surviving Corporation.
          Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, on a date to be specified by the Parties, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in ARTICLE VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, however, in no event shall Parent be obligated to effect the Closing until the earlier of (i) three (3) Business Days following the consummation of the Rights Issue, and (ii) the date that is twenty-five (25) Business Days following the date of receipt of the Company Stockholder Approval. The date the Closing occurs shall be referred to as the “Closing Date” and shall be subject to change upon the mutual agreement of the Parties.
          Section 2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall file articles of merger (“Articles of Merger”) with the State Department of Assessments and Taxation of Maryland, in such form as required by, and executed in accordance with, the MGCL. Unless otherwise mutually agreed upon by Parent and the Company, the Merger shall become effective at such time as the Articles of Merger are duly filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time (not to exceed thirty (30) days after such acceptance) as Parent and the Company shall agree and specify in the Articles of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.
          Section 2.4 Surviving Corporation Constituent Documents.
          (a) The charter of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit A and shall be the charter of the Surviving Corporation until amended as provided therein or by applicable Law.
          (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended as provided therein or by applicable Law.
          Section 2.5 Surviving Corporation Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the sole initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation or otherwise as provided by applicable Law.
          Section 2.6 Effect on Capital Stock.
          (a) At the Effective Time, subject to the provisions of this ARTICLE II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Sub, the Company, or any wholly owned Subsidiary of the Company or of Parent) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive $41.10 plus the Additional Per Share Consideration, if any, in cash, without interest (the “Merger Consideration”).
          (b) From and after the Effective Time, none of the Company Common Stock converted into the Merger Consideration pursuant to this ARTICLE II shall remain outstanding and such Company Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such Securities, except the right to receive the consideration to which such holder may be entitled pursuant to this Section 2.6.
          (c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Securities of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other similarly dependent items shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.6(c) shall be construed to require or permit the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
          (d) At the Effective Time, all shares of Company Common Stock that are owned by Parent, Merger Sub or the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.
          (e) At the Effective Time, each issued and outstanding share of common stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.
          Section 2.7 Treatment of Company Equity-Based Awards. The Board of Directors of the Company (or the relevant committee thereof responsible for administration of the Company Stock Plans (as defined below)) has adopted or shall adopt prior to the Effective Time resolutions, and the Company has taken or shall take prior to the Effective Time all actions (including, without limitation, obtaining consent from any applicable holder), necessary to ensure that, as of the Effective Time, each Equity Right consisting of, based on or relating to shares of Company Common Stock granted under any equity or equity-based compensation plan or arrangement of the Company (each, a “Company Stock Plan”) (each, a “Company Stock-Based Award”) which is outstanding immediately prior to the Effective Time shall be treated as set forth below:
          (a) immediately prior to the Effective Time, each Company Restricted Share shall become fully vested at the Effective Time pursuant to its terms and, without any action on the part of any holder thereof, shall be converted into the right to receive the Merger Consideration;
          (b) each Company Phantom Unit shall be canceled at the Effective Time and the holder thereof shall be entitled to receive, in consideration for such cancellation, an amount of cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Phantom Unit immediately prior to the Effective Time (whether or not vested) and (B) the Merger Consideration, which amount shall be payable to such holder as promptly as practicable following the Effective Time in accordance with the provisions of Section 2.9 (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations) (such amount, the “Phantom Unit Amount”); and
          (c) each Company Performance Share Award and each Company Phantom Performance Award shall be canceled at the Effective Time and the holder thereof shall be entitled to receive, in consideration for such cancellation, an amount of cash equal to the product of (A) the greater of (1) the number of shares of Company Common Stock subject to such Company Phantom Performance Award or Company Performance Share Award based on the Company’s actual performance calculated using actual quarters completed through the Effective Time and (2) the target number of shares of Company Common Stock subject to such Company Phantom Performance Award or Company Performance Share Award and (B) the Merger Consideration, which amount shall be payable to such holder as promptly as practicable following the Effective Time in accordance with the provisions of Section 2.9 (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations) (such amount, the “Performance Award Amount”).

          Section 2.8 Appraisal or Dissenters’ Rights. No appraisal or dissenters’ rights shall be available to holders of Company Common Stock with respect to the Merger or the other transactions contemplated hereby.
          Section 2.9 Exchange of Shares.
          (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration and for paying the Equity Award Amount. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock as of the Effective Time whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.6 a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), including instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration. Immediately after the Effective Time, Parent shall cause to be deposited with the Exchange Agent cash in U.S. dollars sufficient to pay the aggregate Merger Consideration and the Equity Award Amount, in each case in trust for each holder of shares of Company Common Stock and each holder of a Company Stock-Based Award as required to be paid pursuant to this Agreement. All cash deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and Equity Award Amount contemplated to be paid pursuant to Section 2.6 and Section 2.7 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.
          (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, will be entitled to receive the Merger Consideration in exchange therefor. The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. The Equity Award Amount shall be paid, in accordance with instructions from the Company, as promptly as practicable following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.
          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any required transfer or other similar Taxes or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
          (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.
          (e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.9 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
          Section 2.10 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this ARTICLE II.
          Section 2.11 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement (including pursuant to Section 2.7) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or any Company Stock-Based Award in respect of which such deduction and withholding was made.

          Section 2.12 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as otherwise disclosed or identified in the Company SEC Documents filed or furnished prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature) (other than with respect to Section 3.3(c) hereof) or in a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (with reference to the sections or subsections in this Agreement to which the information in such Company Disclosure Letter relates; provided that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
          Section 3.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.
          Section 3.2 Subsidiaries.
          (a) Section 3.2(a) of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), and (ii) each such Company Subsidiary’s jurisdiction of incorporation or organization. Each Company Subsidiary, and each of HATLP, OCOP and PLNL is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has made available to Parent true, correct and complete copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.
          (b) The Company is, directly or indirectly, the record and Beneficial Owner of (i) all of the outstanding Securities of each Company Subsidiary (other than TNCLP), (ii) 75.321% of the outstanding Securities of TNCLP, (iii) 50% of the outstanding Securities of GrowHow, (iv) 50% of the outstanding Securities of HATLP, (v) 50% of the outstanding Securities of OCOP and (vi) 50% of the outstanding Securities of PLNL, in each case free and clear of any Liens and, except with respect to the Securities of GrowHow, HATLP, OCOP and PLNL, free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries, GrowHow, HATLP, OCOP and PLNL, the Company does not own, directly or indirectly, any Securities in any Person.
          Section 3.3 Capitalization.
          (a) The authorized stock of the Company consists of 133,500,000 shares, without par value, of which (i) 133,380,000 shares have been classified as Company Common Stock and (ii) 120,000 shares have been classified as Company Series A Preferred Stock.
          (b) At the close of business on February 10, 2010: (i) 99,841,005 shares of Company Common Stock were issued and outstanding, of which 202,200 were subject to vesting and other forfeiture restrictions or repurchase conditions (each, a “Company Restricted Share”), (ii) 500 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 4,053,961 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (iv) 50,200 shares of Company Common Stock were reserved for issuance upon conversion of Company Series A Preferred Stock. Except as set forth above, as of February 10, 2010, no Securities of the Company were issued, reserved for issuance or outstanding. Except for the Company Restricted Shares, all issued and outstanding Company Common Stock and Company Series A Preferred Stock have been, and all shares of Company Common Stock that may be issued pursuant to the vesting of Company Stock-Based Awards or upon conversion of Company Series A Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.
          (c) Section 3.3(c) of the Company Disclosure Letter sets forth each Company Stock Plan and, as of February 12, 2010, the aggregate number of shares of Company Common Stock relating to outstanding awards under each Company Stock Plan, determined assuming that the maximum level of performance is achieved with respect to each Company Performance Award and Company Phantom Performance Award. The Company has made available to Parent the form of agreement related to each such award. No material changes have been made to such form in connection with any award. The Company has made available to Parent a list that is current, accurate and complete in all material respects, as of February 12, 2010, of each Company Stock-Based Award, including the name of the holder thereof, the name of the Company Stock Plan under which such award was granted and the number of shares of Company Common Stock subject thereto, determined assuming that the maximum level of performance is achieved with respect to each Company Performance Award and Company Phantom Performance Award.
          (d) There are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any Company Subsidiary on any matter submitted to such holders of Securities. There are no Equity Rights, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any Company Subsidiary, or any Equity Rights of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Equity Right, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock or the Company Stock-Based Awards. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock or the Company Stock-Based Awards. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the Securities of the Company. Solely for purposes of this Section 3.3(d), HATLP, OCOP and PLNL shall each be deemed to be a Company Subsidiary.
          Section 3.4 Authorization; Board Approval; Voting Requirements.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except, in each case, for the approval of the Merger by the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommending that the Company’s stockholders approve the Merger and the transactions contemplated hereby (the “Company Recommendation”).
          (c) The affirmative vote at the Company Stockholders Meeting of holders of a majority of the outstanding shares of Company Common Stock to approve the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Securities of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.
          Section 3.5 Takeover Statute; No Restrictions on the Merger.
          The Board of Directors of the Company has adopted a resolution to exempt the Merger provided for by this Agreement from Title 3, Subtitle 6 of the MGCL. Assuming the accuracy of the representation of Parent and Merger Sub in Section 4.9, no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute (including Title 3, Subtitle 7 of the MGCL) is applicable to this Agreement, the Merger or the other transactions contemplated hereby.
          Section 3.6 Consents and Approvals; No Violations.
          (a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not: (i) conflict with any provisions of the Constituent Documents of the Company, any Company Subsidiary, HATLP, OCOP or PLNL, (ii) violate in any material respect any Law binding upon or otherwise applicable to the Company, any Company Subsidiary, HATLP, OCOP or PLNL or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 3.6(b)), (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Company Contract or any agreement relating to the Company Leased Real Property, (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company, any Company Subsidiary, HATLP, OCOP or PLNL or (v) cause the suspension or revocation of any Company Permit, except, in the case of clauses (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.

          (b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by the Company, any Company Subsidiary, HATLP, OCOP or PLNL in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) compliance with and filing under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such other consents, registrations, declarations, notices or filings as are required to be made or obtained under any antitrust, competition, trade regulation, foreign investment review or similar Law of any jurisdiction outside of the United States (collectively, “Foreign Competition Laws”), (ii) the filing of the Articles of Merger with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filings with the Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement in definitive form in accordance with Regulation 14A promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) submission of a notification to, and review by, the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”), (v) any such other clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operations or business of the Company and its Subsidiaries or prevent or materially delay the consummation of the transactions contemplated hereby.
          Section 3.7 SEC Reports; Company Financial Statements.
          (a) Each of the Company and TNCLP has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2009 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than TNCLP, none of the Company Subsidiaries is required to make any filings with the SEC.
          (b) The Company Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The consolidated balance sheets (including the related notes) included in the Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for the absence of footnotes, if applicable).
          Section 3.8 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations (i) reflected on or reserved against in the Company SEC Documents, (ii) incurred in connection with this Agreement or in the transactions contemplated by this Agreement, (iii) incurred in the ordinary course of business or (iv) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.
          Section 3.9 Proxy Statement; Parent Circular; Rights Offering Prospectus.
          (a) None of the information contained in the Proxy Statement will, on the date first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.
          (b) None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Parent Circular or the Rights Offering Prospectus will, on the date the Parent Circular and the Rights Offering Prospectus, respectively, are first announced, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          Section 3.10 Absence of Certain Changes.
          (a) From January 1, 2009 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects and (ii) there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(e)(ii), Section 5.1(k) or Section 5.1(l).
          (b) From January 1, 2009 to the date of this Agreement, and disregarding any action specifically contemplated or required by this Agreement, there has not been (i) any action taken by the Company or any Company Subsidiary with respect to any participant in the 2009 Officers and Key Employees Annual Incentive Plan or the 2010 Officers and Key Employees Annual Incentive Plan that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(g) or (ii) any other establishment or entry into any Company Benefit Plan under which the negotiation or execution of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation or (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate such Company Benefit Plan.
          (c) Since January 1, 2009, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.
          Section 3.11 Litigation. There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company. There is no Order of any Governmental Entity outstanding against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.
          Section 3.12 Compliance with Laws.
          (a) Each of the Company, the Company Subsidiaries and, to the knowledge of the Company, HATLP, OCOP and PLNL, hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the “Company Permits”), except where the failure to hold such Company Permits, individually or in the aggregate, would not materially adversely affect the business or operations of the Company and its Subsidiaries. Each of the Company, the Company Subsidiaries, and, to the knowledge of the Company, HATLP, OCOP and PLNL, is in compliance with the terms of the Company Permits, except where the failure to comply with such Company Permits, individually or in the aggregate, would not materially adversely affect the business or operations of the Company and its Subsidiaries.

          (b) The businesses of the Company, the Company Subsidiaries and, to the knowledge of the Company, HATLP, OCOP and PLNL, are conducted in material compliance with all Laws and Orders. Each of the Company, the Company Subsidiaries, HATLP, OCOP and PLNL is in compliance in all material respects with its Constituent Documents. Since January 1, 2009, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, HATLP, OCOP or PLNL, has received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication would not materially adversely affect the business or operations of the Company and its Subsidiaries. This section does not relate to Tax matters, employee benefits matters, labor matters, Intellectual Property matters or environmental matters, which are separately addressed in Section 3.13, Section 3.15, Section 3.16, Section 3.17 and Section 3.19, respectively.
          (c) Each of the principal executive officer and the principal financial officer of the Company or TNCLP, as applicable (or each former principal executive officer and each former principal financial officer of the Company or TNCLP, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate as of the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2009, the Company has complied in all material respects with the provisions of the Sarbanes-Oxley Act.
          (d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) in compliance with the Exchange Act.
          (e) Since January 1, 2009, neither the Company’s outside auditors nor the audit committee of the Board of Directors of the Company has been advised of (i) any “material weaknesses” in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Statement of Auditing Standards No. 60, as in effect on the date hereof.
          Section 3.13 Taxes.
          (a) (i) The Company and each Company Subsidiary has (x) duly and timely filed or has caused to be filed with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by them in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired and (y) duly and timely paid in full or withheld (or the Company has paid or withheld on the Company Subsidiaries’ behalf) all material Taxes that are due and payable by them, other than Taxes that are being contested in good faith in appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements; (ii) none of the

Company or any Company Subsidiary has any extension or waiver of the limitation period applicable to the payment or collection of material Taxes currently in effect; (iii) there are no Liens for material Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens; (iv) there are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns; (v) no deficiency for any material Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against the Company or any Company Subsidiary, except for deficiencies which have been satisfied by payment, settled or been withdrawn, or which are being contested in good faith by appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements; (vi) neither the Company nor any Company Subsidiary is party to any material tax sharing agreements, tax indemnity agreements or other similar agreements (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries); (vii) none of the Company or any Company Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company or any Company Subsidiary), or has any liability for the material Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise; (viii) none of the Company or any Company Subsidiary will be required to include in income after the Closing any material adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method by the Company or any Company Subsidiary prior to Closing; and (ix) (w) TNCLP is a publicly traded partnership, the interests of which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof), (x) TNCLP is treated as a partnership for U.S. federal income tax purposes, (y) TNCLP has satisfied the passive income test of Section 7704(c) of the Code for each taxable year after 1987 in which it was a publicly traded partnership and (z) TNCLP has not registered as a management company or unit investment trust under the Investment Company Act of 1940, as amended.
          (b) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
          (c) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof.
          (d) The representations and warranties in this Section 3.13 and Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Tax matters.

          Section 3.14 Real Property.
          (a) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, with respect to each parcel of Company Owned Real Property: (i) the Company or a Company Subsidiary has good and marketable title to such Company Owned Real Property, free and clear of any Liens, other than Permitted Liens, (ii) neither the Company nor any Company Subsidiary has leased or otherwise granted to anyone the right to use or occupy such parcel of Company Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Company Owned Real Property or any portion thereof or interest therein, (iv) all buildings, structures, fixtures and improvements on the Company Owned Real Property are in good condition and repair and (v) there is no condemnation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Owned Real Property or any portion thereof or interest therein.
          (b) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company: (i) each of the Company Leases is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Company Subsidiary, (ii) there are no outstanding options or rights of any party to terminate any Company Lease prior to the expiration of the term thereof, (iii) neither the Company nor any Company Subsidiary is in default under any Company Lease, nor has any notice of default been received by the Company or any Company Subsidiary, (iv) there are no leases, subleases, licenses, concessions or other agreements pursuant to which the Company or any Company Subsidiary has granted to any Person the right of use or occupancy of any portion of the Company Leased Real Property held by the Company or any Company Subsidiary under a Company Lease, (v) all buildings, structures, fixtures and improvements on the Company Leased Real Property are in good condition and repair and (vi) there is no condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Leased Real Property or any portion thereof or interest therein.
          Section 3.15 Employee Benefit Plans and Related Matters; ERISA.
          (a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if applicable, (iii) any summary plan description and summaries of material modifications and (iv) the most recent year’s Form 5500 and attached schedules, actuarial valuation reports and audited financial statements.
          (b) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification of such Company Benefit Plan. Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and the terms of any applicable collectively bargained agreements. There are no pending or, to the knowledge of the Company, threatened actions, suits, audits, proceedings or claims by or on behalf of any of the Company Benefit Plans, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits) that would, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any Company Subsidiary. No Company Benefit Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. With respect to each of the Company Benefit Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such Company Benefit Plan calculated using the actuarial methods and assumptions used for funding such plan did not, as of its latest actuarial valuation prior to the date of this Agreement, exceed the then current value of the assets of such Company Benefit Plan allocable to such projected benefit obligations. No event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, Lien, fine, penalty or other liability imposed by ERISA, the Code or other applicable Law. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan.
          (c) No Company Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary or other Persons beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) benefits the full costs of which are borne by the current or former employee or director or other Person or (iii) as required under any Company Benefit Plan that provides long-term disability benefits that have been fully provided for by insurance thereunder.
          (d) None of the negotiation or the execution of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation, under any Company Benefit Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or (iv) result in the payment of any amount that would not be deductible as a result of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company or any Company Subsidiary is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.
          (e) With respect to each Company Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of the Company or any

Company Subsidiary residing outside of the U.S. (a “Foreign Company Benefit Plan”), and except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in any material liability to the Company or any Company Subsidiary: (i) all employer and employee contributions to each Foreign Company Benefit Plan required by Law or by the terms of such Foreign Company Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Company Benefit Plan, the liability of each insurer for any Foreign Company Benefit Plan funded through insurance or the book reserve established for any Foreign Company Benefit Plan, together with any accrued contributions, are sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
          (f) The representations and warranties in this Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to employee benefit matters.
          Section 3.16 Employees; Labor Matters.
          (a) Neither the Company nor any Company Subsidiary is party to, bound by, or in the process of negotiating, a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union or labor organization.
          (b) As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, none of the employees of the Company or any Company Subsidiary is represented by a labor union or other labor organization and (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any Company Subsidiary, (ii) no written demand for recognition of any employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission of any Governmental Entity seeking recognition of a collective bargaining representative in the past three (3) years.
          (c) As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, there is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or grievance or labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, and there has been no such action or event in the past three (3) years.
          (d) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, the Company and the Company Subsidiaries are in compliance with all obligations of the Company or any of the Company Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.
          (e) The representations and warranties in this Section 3.16 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to labor matters.
          Section 3.17 Intellectual Property.
          (a) The Company owns or has a valid right to use, free and clear of all Liens (except Permitted Liens), all of the Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries (“Company Intellectual Property”), except where the failure to own or otherwise have a right to use such Company Intellectual Property, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (b) There are no pending, or to the knowledge of the Company, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of the Company and the Company Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any third party or challenging the Company’s ownership, use, validity, enforceability, or registrability of any Company Owned Intellectual Property, except for such claims, suits, arbitrations or other adversarial proceedings that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (c) To the knowledge of the Company, as of the date of this Agreement, neither the Company nor any Company Subsidiary is infringing upon, misappropriating, or otherwise violating any Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (d) To the knowledge of the Company, as of the date of this Agreement, no third party is misappropriating, infringing, or otherwise violating any Company Intellectual Property, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

          (e) The representations and warranties in this Section 3.17 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Intellectual Property matters.
          Section 3.18 Contracts.
          (a) Except as filed as an exhibit to a Company SEC Document prior to the date of this Agreement, and except for the Company Benefit Plans, each of the following contracts, agreements or arrangements are set forth in Section 3.18(a) of the Company Disclosure Letter:
          (i) any agreement relating to indebtedness (other than agreements among direct or indirect wholly owned Company Subsidiaries) in excess of $10 million;
          (ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;
          (iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise) exceeding $15 million individually or $30 million in the aggregate for a series of related agreements;
          (iv) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business in which the Company is currently engaged including any covenant not to compete, or that could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;
          (v) any agreement providing for the production by the Company or any Company Subsidiary of any product on an exclusive or requirements basis or the purchase by the Company or any Company Subsidiary of any product on an exclusive or output basis, in each case not entered into in the ordinary course of business consistent with past practice;
          (vi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
          (vii) any agreement that involves expenditures or receipts of the Company or any Company Subsidiary in excess of $10 million per year not entered into in the ordinary course of business consistent with past practice;

          (viii) any agreement by which the Company or any Company Subsidiary licenses or otherwise obtains the right to use material Intellectual Property rights of any other Person (other than licenses for readily available commercial software) or by which the Company or any Company Subsidiary is restricted in its right to use or register, or licenses or otherwise permits any other Person to use, enforce, or register any material Company Owned Intellectual Property; or
          (ix) any agreement the termination or breach of which would reasonably be expected to result in a Material Adverse Effect on the Company.
          (b) The agreements, arrangements and plans that are required to be set forth in Section 3.18(a) of the Company Disclosure Letter, or that would be required to be set forth but for the filing thereof as exhibits to the Company SEC Documents, are referred to herein as the “Company Contracts”. Except with respect to matters that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a material adverse effect on the business or operations of the Company and its Subsidiaries, each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract; and since January 1, 2009, neither the Company nor any Company Subsidiary, as the case may be, has waived any material right or relinquished any material benefit under any such Company Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such Company Contract. True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.
          Section 3.19 Environmental Laws and Regulations.
          (a) (i) The Company and each Company Subsidiary has been, for the past three years, and is, in material compliance with all applicable Environmental Laws and (ii) the Company and each Company Subsidiary has obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in material compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.
          (b) Except for matters that have been fully resolved with no further liability or obligation to the Company or any Company Subsidiary, no material written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or order (judicial or administrative) relating to or arising out of any Environmental Law has been received by the Company or any Company Subsidiary.

          (c) No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of the Company, formerly owned, leased, operated or used by the Company or any Company Subsidiary in a manner that is reasonably likely to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.
          (d) During the past three years, the Company and the Company Subsidiaries have not generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Substances at, to or from any location except in material compliance with Environmental Laws and as would not reasonably be expected to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.
          (e) There are no material claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any employees of the Company or any Company Subsidiary alleging exposure to Hazardous Substances arising from or as the result of their employment with the Company or any Company Subsidiary.
          (f) The Company and the Company Subsidiaries are not subject to any consent decrees, administrative or judicial orders, judgments, or settlement agreements imposing any material obligations or liabilities on the Company or any Company Subsidiary, and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any material liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.
          (g) There are no former operations of the Company or any Company Subsidiary, or any former Company Subsidiary, that are the subject of a pending material claim, proceeding, action, investigation, or order (civil or criminal) pursuant to applicable Environmental Law and to the Company’s knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.
          (h) The representations and warranties in this Section 3.19 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to environmental matters.
          Section 3.20 Insurance. The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, all such insurance policies are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby.

          Section 3.21 Improper Payments. Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees, agents or Persons acting on their behalf has, in connection with the operation of their respective Company businesses, used any corporate or other funds for bribes, kickbacks or unlawful contributions or payments.
          Section 3.22 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), dated as of February 12, 2010 (the “Fairness Opinion”), to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the consideration to be provided pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. The Company has made available to Parent a true, correct and complete copy of the Fairness Opinion.
          Section 3.23 Brokers. No Person other than the Company Financial Advisor and William Loomis is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of any agreement related to the matters contemplated by the foregoing sentence.
          Section 3.24 No Other Representations and Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In particular, and without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
          Section 4.1 Organization. Each of Parent and Merger Sub is duly organized and validly existing (and, in the case of Merger Sub, in good standing) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.
          Section 4.2 Merger Sub.
          (a) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations (other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto).
          (b) As of the date of this Agreement, the authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.
          Section 4.3 Authorization; Board Approval; Voting Requirements.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Parent Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of either Parent or Merger Sub are necessary for Parent and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby, except, in each case, for the approval of the Rights Issue by the Parent Stockholder Approval. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, Parent and its stockholders and (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement.
          (c) Merger Sub has taken all necessary corporate action to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.
          (d) The affirmative vote at the Parent Stockholders Meeting of holders of at least two-thirds of the shares of Parent Common Stock represented in person or by proxy at the Parent Stockholders Meeting to approve the Rights Issue (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Securities of Parent necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.
          Section 4.4 Consents and Approvals; No Violations.
          (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the Parent or Merger Sub Constituent Documents; (ii) violate in any material respect any Law binding upon or otherwise applicable to Parent or any Parent Subsidiary or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 4.4(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license of, or binding upon Parent or any Parent Subsidiary or any of their respective properties or assets; (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any Parent Subsidiary; or (v) cause the suspension or revocation of any Parent Permit, except, in the case of clauses (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.
          (b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution or delivery of this Agreement by each of Parent and Merger Sub or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, except for: (i) compliance with and filing under the HSR Act and such other consents, registrations, declarations, notices or filings as are required to be made or obtained under any Foreign Competition Law, (ii) the filing of the Articles of Merger with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) the filings with the SEC of (A) the Proxy Statement in definitive form in accordance with Regulation 14A promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) submission of a notification to, and review by, CFIUS pursuant to the Exon-Florio Amendment, (vi) the required approvals of the Government of Norway and any Governmental Entity thereof and (vi) any such other clearance, consent, approval, order, license authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.
          Section 4.5 Parent Circular; Rights Offering Prospectus, Proxy Statement.

          (a) None of the information contained in the Parent Circular or the Rights Offering Prospectus will, on date of announcement of the Parent Circular or the Rights Offering Prospectus, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Parent Circular or the Rights Offering Prospectus based on information supplied by the Company specifically for inclusion or incorporation by reference in the Parent Circular or the Rights Offering Prospectus.
          (b) None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, on the date first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          Section 4.6 Litigation. There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent. There is no Order of any Governmental Entity outstanding against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent.
          Section 4.7 Brokers. No Person other than Citigroup Global Markets Limited is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
          Section 4.8 Financing. Parent will have as of the Closing sufficient aggregate proceeds available for Merger Sub to pay the aggregate Merger Consideration and the Equity Award Amount in accordance with Section 2.9 and to pay all fees and expenses payable by them in connection with the transactions contemplated by this Agreement.
          Section 4.9 Takeover Statute. Neither Parent nor Merger Sub is an “interested stockholder” or an “affiliate” of an interested stockholder of the Company (both as defined in Section 3-601 of the MGCL).
          Section 4.10 No Withholding Tax. No withholding Tax will be imposed under the laws of Norway on the Merger Consideration or any amounts payable pursuant to this Agreement to holders of Company Stock-Based Awards (i) except to the extent that a holder is subject to such withholding as a result of being or having been resident for Tax purposes in, or having or having had a taxable presence (other than solely by reason of receiving the consideration otherwise payable under this Agreement) in, Norway, and (ii) except in the case of Company

Stock-Based Awards, for withholding Tax on compensation income of service providers that are performing or have performed services in Norway.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
          Section 5.1 Covenants of the Company. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed (other than with respect to subsections (a), (b), (c), (g), (k) or (l)), the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:
          (a) amend or modify any of the Constituent Documents of the Company, any Company Subsidiary, HATLP, OCOP or PLNL (solely to the extent, with respect to HATLP, OCOP or PLNL, that the Company or any Company Subsidiary may prevent an amendment or modification to the applicable Constituent Document of HATLP, OCOP or PLNL);
          (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than (A) dividends or distributions by wholly owned Company Subsidiaries to the Company, (B) the declaration and payment of regular quarterly cash dividends of $0.10 per share solely for the fiscal quarter ended December 31, 2009 and the fiscal quarter ended March 31, 2010, which shall be paid in accordance with Section 6.17, (C) regular quarterly dividends by the Company of $10.625 per outstanding share of Company Series A Preferred Stock to holders of such outstanding shares pursuant to the Company’s Constituent Documents as in effect as of the date of this Agreement, and (D) regular quarterly cash distributions by TNCLP to holders of its common units and its general partner pursuant to TNCLP’s Constituent Documents as in effect as of the date of this Agreement; (ii) split, combine or reclassify any of its Securities or issue, deliver, sell, grant, dispose of or subject to a Lien any Securities or Equity Rights, other than issuances of Company Common Stock (A) in connection with the vesting of the Company Stock-Based Awards issued prior to the date of this Agreement pursuant to a Company Benefit Plan or (B) upon conversion of shares of Company Series A Preferred Stock pursuant to the Company’s Constituent Documents as in effect as of the date of this Agreement; or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company

Subsidiary, other than acquisitions of Securities or Equity Rights pursuant to any Company Benefit Plan as in effect on the date of this Agreement;
          (c) acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person;
          (d) sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) as would not result in consideration received in excess of $7 million individually or $15 million in the aggregate;
          (e) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by the Company or any wholly owned Company Subsidiary to or in the Company or any wholly owned Company Subsidiary or (B) to employees for advancement of travel and related business expenses in the ordinary course of business consistent with past practice or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances, except guarantees by the Company of indebtedness of wholly owned Company Subsidiaries or guarantees by Company Subsidiaries of indebtedness of the Company, in each case in excess of $5 million individually or $10 million in the aggregate;
          (f) other than as set forth in the Company’s capital budget (a copy of which was made available to Parent prior to the date hereof) or in connection with the repair or replacement of the plant and equipment at the operating facilities of the Company or any Company Subsidiary, make any capital expenditure in excess of $5 million individually or $10 million in the aggregate;
          (g) except (i) as required pursuant to the terms of any Company Benefit Plan (including any collective bargaining agreement) in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP, or (iii) as expressly permitted by this Agreement or (iv) solely with respect to (A) below, in the ordinary course of business, (A) amend or otherwise modify in any material respect any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (B) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (C) terminate, establish or enter into any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (D) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any Company Subsidiary; provided, however, that the foregoing clause (D) shall not restrict the Company and any Company Subsidiary from granting increases in base salary or hourly wage rates to the employees and subject to the parameters set forth on Section 5.1(g) of the Company Disclosure Letter, in the ordinary course of business consistent with policies in effect on the date of this Agreement and in a manner consistent with past practice; provided, further that the foregoing clause (D) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance, in each case in the ordinary course of business and in a manner consistent with past practice, benefits and compensation arrangements (excluding incentive grants or Company Stock-Based Awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions or (E) hire any employee with an annual base salary in excess of $130,000 except to replace an existing employee of comparable compensation;
          (h) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or material litigation (whether or not commenced prior to the date of this Agreement), other than in the ordinary course of business consistent with past practice or the payment, discharge, settlement or satisfaction in accordance with its terms of any liability accrued, reserved, recognized or disclosed in the most recent Company Financial Statements or incurred since the date of such Company Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive or assign any claims or rights of material value;
          (i) except as required by applicable Law or in the ordinary course of business (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes or (iii) enter into a written and legally binding material agreement with a Taxing Authority relating to Taxes;
          (j) other than in the ordinary course of business consistent with past practice (i) modify, amend in any material respect, waive any material right under or terminate any Company Contract or (ii) enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof; provided that this Section 5.1(j) shall not apply to the matters contemplated by Section 5.1(g);
          (k) adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;
          (l) change any method of financial accounting or financial accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;
          (m) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any Company Subsidiary or their respective properties which is not replaced by a comparable amount of insurance with premiums at a comparable price;
          (n) other than in the ordinary course of business consistent with past practice, transfer, abandon, allow to lapse or otherwise dispose of any rights to any material Intellectual Property or disclose any material trade secrets of the Company or any Company Subsidiary to any person other than Parent or its Representatives; or

          (o) authorize, resolve, agree or commit to do any of the foregoing.
ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.1 Preparation and Mailing of Proxy Statement; Preparation of Parent Circular and Rights Offering Prospectus.
          (a) As promptly as reasonably practicable, but in any event within twenty (20) Business Days, following the date hereof, the Company shall prepare and file with the SEC proxy materials that shall constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to the initial filing with the SEC.
          (b) The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments and advise Parent of any oral comments, with respect to the Proxy Statement received from the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and any communications prior to filing such with the SEC and will promptly provide Parent with a copy of all such filings and communications made with the SEC.
          (c) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the Parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall file as promptly as practicable with the SEC an amendment of, or a supplement to, the Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.
          (d) As promptly as reasonably practicable, but in any event within twenty (20) Business Days, following the date hereof, Parent shall prepare and file with the Oslo Stock Exchange an information document describing the transactions contemplated by this Agreement (the “Parent Circular”). The Parent Circular shall comply as to form and in all material respects with the applicable provisions of the Oslo Stock Exchange continuing obligations. Parent shall also timely prepare and file with the Oslo Stock Exchange or The Norwegian Supervisory Authority of Norway a prospectus in connection with the Rights Issue (the “Rights Offering Prospectus”). The Rights Offering Prospectus shall comply as to form and in all material respects with the applicable provisions of the Norwegian Securities Trading Act. Parent shall provide the Company with a reasonable opportunity to review and comment on each of the Parent Circular and Rights Offering Prospectus prior to the announcement thereof.
          (e) Parent shall, as promptly as practicable after receipt thereof, provide the Company copies of any written comments and advise the Company of any oral comments, with respect to the Parent Circular and the Rights Offering Prospectus received from the Oslo Stock Exchange or The Norwegian Supervisory Authority of Norway. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Parent Circular or Rights Offering Prospectus and any communications prior to filing such with the Oslo Stock Exchange or The Norwegian Supervisory Authority of Norway and will promptly provide the Company with a copy of all such filings and communications made with the Oslo Stock Exchange or The Norwegian Supervisory Authority of Norway.
          Section 6.2 Stockholder Meetings; Recommendations.
          (a) As promptly as reasonably practicable following the date hereof, the Company shall duly take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (such meeting, or any adjournments or postponements thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and shall, subject to this Section 6.2(a), use best efforts to solicit its stockholders to obtain the Company Stockholder Approval. The Board of Directors of the Company shall, subject to this Section 6.2(a), make the Company Recommendation to the stockholders of the Company and include the Company Recommendation and the Fairness Opinion in the Proxy Statement. Neither the Board of Directors of the Company nor any committee thereof, shall, directly or indirectly, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub (or publicly propose to take any of the foregoing actions) or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Takeover Proposal (other than a confidentiality agreement permitted pursuant to Section 6.5(a)) (a “Change in Company Recommendation”) except in accordance with Section 6.5(c). Notwithstanding any Change in Company Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 prior to the Company Stockholders Meeting, the Company shall submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval.
          (b) As promptly as reasonably practicable following the date hereof, Parent shall duly take all necessary actions to cause the transactions contemplated by this Agreement to be considered by the Norwegian Parliament and will, as promptly as reasonably practicable thereafter, duly call, give notice of, convene and hold a meeting of the stockholders of Parent (such meeting, or any adjournments or postponements thereof, the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval and shall use best efforts to solicit its stockholders to obtain the Parent Stockholder Approval, including by recommending that Parent’s stockholders approve the Rights Issue (the “Parent Recommendation”); provided, however, that Parent shall not be required to undertake any action not typically taken by Norwegian companies in soliciting stockholder approval. The Board of Directors of Parent shall make the Parent Recommendation to the stockholders of

Parent and include the Parent Recommendation in the notice of the Parent Stockholders Meeting. Neither the Board of Directors of Parent nor any committee thereof shall, directly or indirectly, withdraw, modify, amend or qualify the Parent Recommendation (or publicly propose to take any of the foregoing actions). Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 prior to the Parent Stockholders Meeting, Parent shall submit the Rights Issue to the stockholders of Parent for the purpose of obtaining the Parent Stockholder Approval.
          (c) Notwithstanding Section 6.2(a), the Company shall use its reasonable best efforts to hold the Company Stockholders Meeting as promptly as practicable following the date of the Parent Stockholders Meeting and the current intention of the Parties is that the Company Stockholders Meeting shall be held on the next succeeding Business Day following the Parent Stockholders Meeting.
          Section 6.3 Access to Information. Upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, Financing Sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to all of the Company’s and the Company Subsidiaries’ properties, books, records, contracts, commitments and personnel, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, and the Company shall, and shall cause each of the Company Subsidiaries to, furnish as promptly as practicable to Parent (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or a Governmental Entity and (ii) all other information with respect to the Company as Parent may reasonably request; provided, however, that none of Parent, any Parent Subsidiary or any of their respective Representatives shall conduct any environmental sampling or surface or subsurface assessment or investigation; and provided further that the Company may withhold any document or information (i) to the extent that such document or information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreements), (ii) to the extent that the disclosure thereof would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such document or information (provided that the Company shall use its reasonable best efforts to put in place an arrangement to permit such disclosure without loss of attorney-client privilege), (iii) to the extent required by applicable Law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such Law) or (iv) to the extent that the disclosure thereof would, in the Company’s reasonable discretion, result in significant antitrust risk. All information exchanged pursuant to this Section 6.3 shall be provided pursuant to the terms of, and be subject to, the confidentiality agreement dated as of December 17, 2009 (as amended, the “Confidentiality Agreement”), between the Company and Parent.
          Section 6.4 Efforts; Consents and Approvals.
          (a) Subject to the terms and conditions of this Agreement (including Section 6.2, Section 6.4(b), Section 6.4(c) and Section 6.15), each of Parent and the Company shall cooperate to obtain all consents to the Merger and the other transactions contemplated hereby that are contemplated by or identified in this Agreement or the Company Disclosure Letter and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement.
          (b) In furtherance and not in limitation of the other provisions of this Section 6.4, Parent and the Company shall, as promptly as practicable, file with all applicable U.S. and foreign Governmental Entities any notices and applications necessary to obtain merger control, competition or foreign investment Law approval (including approvals under Foreign Competition Laws and the Exon-Florio Amendment and submissions to CFIUS) for the Merger; provided that each of Parent and the Company shall consult and cooperate with one another in connection with the preparation of any such notices and applications prior to their filing, consistent with applicable Law. Without limiting the foregoing, Parent and the Company shall, as promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act for the transactions contemplated by this Agreement. All notices and applications, including such HSR Act notification and report form, shall be in substantial compliance with the applicable requirements of the HSR Act, Foreign Competition Law or the Exon-Florio Amendment. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, any Foreign Competition Law or the Exon-Florio Amendment. Each of the Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity and shall comply with any such inquiry or request as promptly as practicable, but in no event later than five (5) Business Days after receipt of such inquiry or request, or as otherwise agreed to by the Parties, which agreement shall not be unreasonably withheld. Any such additional information shall be in substantial compliance with the applicable requirements of the HSR Act, Foreign Competition Law or the Exon-Florio Amendment. Each of the Company and Parent shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the transactions contemplated hereby (including the expected or proposed timing of consummation of the Merger or the other transactions contemplated hereby) without giving the other Party prior notice of the meeting or conversation and, unless prohibited by any such Governmental Entity, the opportunity to attend or participate. Each of the Company and Parent shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, any Foreign Competition Law, the Exon-Florio Amendment or CFIUS. Each of the Company and Parent agrees not to extend, directly or indirectly, any waiting period under the HSR Act, any Foreign Competition Law or the Exon-Florio Amendment or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement (a “Timing Agreement”), except with the prior written consent of the other Party. Each Party shall furnish the other Party’s outside counsel with copies of all correspondence, filings and written communications between such Party or any of its Subsidiaries, Affiliates or Representatives and any Governmental Entity or its respective staff with respect to this Agreement, the Merger or the transactions contemplated hereby.
          (c) Without limiting the generality of each Party’s obligations pursuant to Section 6.4(b), each of the Company and Parent shall use its best efforts to obtain, as promptly as practicable, any clearance required under the HSR Act, any Foreign Competition Law and the Exon-Florio Amendment or from CFIUS for the consummation of the Merger, including, in the case of Parent, by (i) selling, holding separate or otherwise disposing of, or proposing and agreeing to sell, hold separate or otherwise dispose of, or permitting the sale, holding separate or other disposition of, any assets of Parent or its Subsidiaries, or after the Closing, the Company, its Subsidiaries, GrowHow, HATLP, OCOP or PLNL, and (ii) conducting its business in a specified manner, or proposing and agreeing or permitting Parent or its Subsidiaries, or after the Closing, the Company, its Subsidiaries, GrowHow, HATLP, OCOP or PLNL, to conduct its business in a specified manner (each a “Divestiture Action”); provided, however, that, in no event shall Parent be required to agree, pursuant to any Divestiture Action, to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (without giving effect to clause (viii) of the definition thereof). In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any competition, antitrust or foreign investment Law or of the Exon-Florio Amendment, or if any Law is enacted, entered, promulgated or enforced by a Governmental Entity that would make the transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by this Agreement, Parent shall use its best efforts to resolve, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable so as to permit prompt consummation of the transactions contemplated by this Agreement, including by taking any Divestiture Action.
          Section 6.5 No Solicitation.
          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries to, and it shall cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly: (i) initiate or solicit or knowingly facilitate or encourage (it being understood that providing information in the ordinary course of business consistent with past practice to categories of Persons to whom the Company routinely provides such information in the ordinary course of business consistent with past practice will not, in and of itself, constitute encouragement hereunder) any inquiry or the making of any proposal that constitutes a Takeover Proposal or (ii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal (and shall not waive or otherwise modify any existing standstill provision or confidentiality agreement that benefits the Company) and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of any confidential information previously furnished to such Person in connection therewith. Notwithstanding the foregoing, prior to receipt of the Company Stockholder Approval, the Company and its Representatives, in response to a bona fide written Takeover Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement and that (1) constitutes a Superior Proposal or (2) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) could reasonably be expected to result in a Superior Proposal, shall be permitted to: (A) provide access to non-public information to the Person making such Takeover Proposal pursuant to and in accordance with an executed confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement; provided that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and (B) participate in discussions or negotiations with respect to such Takeover Proposal with the Person making such Takeover Proposal.
          (b) From and after the date of this Agreement, as promptly as practicable after the receipt, directly or indirectly, by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within two (2) Business Days after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry. The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof.
          (c) At any time prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company may (i) effect a Change in Company Recommendation; provided that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its duties to the stockholders of the Company under applicable Law, and (ii) in response to a Superior Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement, cause the Company to terminate this Agreement and concurrently with such termination, upon payment of the Termination Fee pursuant to Section 8.2(b)(i), enter into a definitive agreement with respect to such Superior Proposal. Notwithstanding the foregoing, the Company shall not be entitled to exercise its right to effect a Change in Company Recommendation or its right to terminate this Agreement pursuant hereto unless (A) the Board of Directors of the Company shall have first provided prior written notice to Parent advising Parent that the Board of Directors of the Company intends to (x) effect a Change in Company Recommendation (a “Notice of Change in Company Recommendation”) which notice shall contain a description of the events, facts and circumstances giving rise to such proposed action or (y) terminate this Agreement pursuant to this Section 6.5(c) in response to a Superior Proposal (a “Notice of Superior Proposal”) which notice shall contain a description of the terms and conditions of the Superior Proposal (including a copy of any such written Superior

Proposal) and (B) Parent does not make, within five (5) Business Days after receipt of such Notice of Change in Company Recommendation or Notice of Superior Proposal, as the case may be (it being understood and agreed that, with respect to a Notice of Superior Proposal, any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five (5) Business Day period), a proposal that would, in the good faith determination of the Board of Directors of the Company (after consultation with outside counsel and a financial advisor of nationally recognized reputation), cause such events, facts and circumstances to no longer form the basis for the Board of Directors of the Company to effect a Change in Company Recommendation, in the case of a Change in Company Recommendation, or be at least as favorable to the stockholders of the Company as such Superior Proposal, in the case of a Notice of Superior Proposal. The Company agrees that, during the five (5) Business Day period after Parent’s receipt of a Notice of Change in Company Recommendation or Notice of Superior Proposal, as the case may be, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent.
          (d) Nothing contained in this Section 6.5 shall prohibit the Company from (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act or (ii) making any disclosure to stockholders of the Company that is required by applicable Law; provided, however, that the taking of any such position or making of any such disclosure contemplated by clauses (i) or (ii) above shall be subject to and only taken in compliance with Section 6.2 and, to the extent applicable, Section 6.5(c).
          Section 6.6 Employee Matters.
          (a) From the Closing Date through no earlier than December 31 of the calendar year following the calendar year in which the Closing Date occurs (the “Continuation Period”), the Surviving Corporation shall cause each individual who is employed by the Company and any Company Subsidiary immediately before the Effective Time (each, a “Continuing Employee”) to be provided with (i) base compensation and bonus or incentive opportunities that are no less favorable in the aggregate than the base compensation and bonus or incentive opportunities (including value attributable to equity-based compensation) provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time. Except to the extent necessary to avoid the duplication of benefits, the Surviving Corporation shall recognize the service of each Continuing Employee prior to the Effective Time as if such service had been performed with Parent or its Affiliates (A) for all purposes under the Company Benefit Plans maintained by the Surviving Corporation or its Affiliates after the Effective Time (to the extent such plans, programs or agreements are provided to Continuing Employees), (B) for purposes of eligibility and vesting under any employee benefit plans and programs of the Surviving Corporation or its ERISA Affiliates other than the Company Benefit Plans (the “Surviving Corporation Plans”) in which the Continuing Employee participates after the Effective Time and (C) for purposes of determination of benefit accruals and benefit levels with respect to vacation, paid time off and severance under any Surviving Corporation Plan in which the Continuing Employee participates after the Effective Time (excluding, for the avoidance of doubt, benefit accrual under any defined benefit pension plans and non-qualified retirement plans), in each case to the same extent such Continuing Employee’s service was recognized by the Company and the Company Subsidiaries under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately before the Effective Time. For the avoidance of doubt, the Surviving Corporation shall have no obligation to grant equity awards to the Continuing Employees.
          (b) With respect to any welfare plan maintained by the Surviving Corporation or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Corporation and its Affiliates shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to the applicable employee or eligible dependent or beneficiary under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Effective Time, and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan and to the same extent such credit was provided to him or her under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Effective Time, in each case without duplication of benefits.
          (c) Without limiting the generality of Section 6.6(a), from and after the Effective Time, the Surviving Corporation and its Affiliates shall assume, honor and continue during the Continuation Period, or if sooner, until all obligations thereunder have been satisfied, all of the Company Benefit Plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control severance agreement between the Company and any Continuing Employee) maintained by the Company or any Company Subsidiary, in each case as in effect at the Effective Time and as set forth on Section 6.6(c) of the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than (i) as required pursuant to the terms of any Company Benefit Plan (including any collective bargaining agreement) as in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP or (iii) as expressly permitted by this Agreement.
          (d) Without limiting the generality of Section 6.6(a), with respect to the annual performance period in which the Effective Time occurs, the Surviving Corporation and its Affiliates shall (i) honor and continue in all material respects the Company Benefit Plans that are cash incentive compensation plans maintained by the Company and any Company Subsidiary at the Effective Time, as set forth on Section 6.6(d) of the Company Disclosure Letter (the “Incentive Plans”), pursuant to their respective terms (except as modified by the following clauses (ii) and (iii)) as in effect at the Effective Time with respect to the annual performance period thereunder commencing prior to and ending after the Effective Time, (ii) at the time(s) prescribed by the Incentive Plans as in effect at the Effective Time, make payments to the Continuing Employees in accordance with the applicable material terms of the Incentive Plans as in effect at the Effective Time (subject to any plan provision requiring an employee to remain continuously employed following the end of the relevant performance period and up to the date that payments under the applicable Incentive Plan are made) and (iii) provide any Continuing Employee whose employment is terminated by Parent, the Surviving Corporation or their Subsidiaries without “Cause” (as such term is defined in Section 6.6(d) of the Company Disclosure Letter) prior to the time at which such payments are made with an amount in cash as described on Section 6.6(d) of the Company Disclosure Letter, prorated to reflect the portion of such annual performance period that elapsed prior to such termination (if such termination occurs prior to the end of such performance period), payable at the same time such bonus (if any) would have been paid had such termination not occurred (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations).
          (e) Without limiting the generality of Section 6.6(a), during the Continuation Period, if the Surviving Corporation and its Affiliates terminate the employment of any Continuing Employee (other than any employee who is party to a Company Benefit Plan that is an employment, change in control, severance or other individual agreement) other than for Cause, the Surviving Corporation and its Affiliates shall pay to such Continuing Employee severance in an amount equal to the greater of (i) the severance benefits due under the applicable severance plan, policy or guidelines of the Surviving Corporation and its Affiliates then in effect for similarly situated employees of the Surviving Corporation and its Affiliates, and (ii) the severance benefits that would have been due under the applicable severance plan, policy or guidelines of the Company or any Company Subsidiary that was applicable to such Continuing Employee immediately prior to the Effective Time. Without limiting the generality of Section 6.6(a), the level of severance benefits a terminated Continuing Employee is entitled to receive pursuant to clauses (i) and (ii) of the preceding sentence shall be determined by taking into account such employee’s service with the Company and any Company Subsidiary (and any predecessor) prior to the Effective Time (to the same extent such service would have been recognized under the severance plan, policy or guidelines of the Company or any Company Subsidiary that was applicable to such Continuing Employee immediately prior to the Effective Time) and such employee’s service with the Surviving Corporation and its Affiliates on and after the Effective Time.
          (f) Notwithstanding anything herein to the contrary, Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, Merger Sub, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Effective Time, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of the

Company or any Company Subsidiary or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with Parent, Merger Sub, the Company or any of their respective Affiliates.
          Section 6.7 Fees and Expenses. Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
          Section 6.8 Directors’ and Officers’ Indemnification and Insurance.
          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to the greatest extent permitted by Law (a) to indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses (without requiring a preliminary determination as to the ultimate entitlement to indemnification) to, all past and present directors and officers of the Company (in all of their capacities) (the “Indemnified Persons”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons and (b) to honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Company’s Constituent Documents and indemnification agreements immediately prior to the Effective Time.
          (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to maintain for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D & O Insurance”) maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that in no event shall the Surviving Corporation be required to expend in any one year more than 300% of the current annual premium expended by the Company and the Company Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Effective Time (such 300% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Alternatively, prior to the Effective Time, either Parent or, if Parent does not do so prior to three (3) Business Days prior to the Closing, the Company may purchase a six-year prepaid “tail” policy containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured than the D & O Insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that in no event shall any policy require payment of aggregate premiums for such insurance in excess of the aggregate Maximum Annual Premium for such six-year period. If such prepaid “tail” policy has been obtained by the Company, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation.
          (c) The obligations of the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.8).
          Section 6.9 Public Announcements. Parent and the Company shall develop a joint communications plan and each Party shall (a) unless otherwise required by applicable Law, ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby.
          Section 6.10 Notice of Certain Events. Each of Parent and the Company shall promptly notify the other after receiving or becoming aware of (a) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement and (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to result in a failure of any condition set forth, in the case of the Company, in Section 7.2(a) or Section 7.2(b) or, in the case of Parent, in Section 7.3(a) or Section 7.3(b).
          Section 6.11 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use their reasonable best efforts to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.
          Section 6.12 Stockholder Litigation. Each of the Company and Parent shall promptly advise the other Party orally and in writing of any litigation brought by any stockholder of the Company or Parent against the Company or Parent and/or their respective directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger, and shall keep the other Party fully informed regarding any such litigation. Each of the Company and Parent shall give the other Party the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld or delayed).

          Section 6.13 Company Series A Preferred Stock.
          (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall exercise its right (the “Preferred Stock Conversion Right”) pursuant to Section 8 of the provisions of the charter of the Company establishing the terms of the Company Series A Preferred Stock (the “Preferred Stock Conversion Provisions”) to require all holders of Company Series A Preferred Stock to convert such shares of Company Series A Preferred Stock into shares of Company Common Stock on the terms and subject to the conditions set forth in the Preferred Stock Conversion Provisions (the “Preferred Stock Conversion”). The Company’s exercise of its Preferred Stock Conversion Right and the Preferred Stock Conversion shall be conducted in accordance with the terms of the Preferred Stock Conversion Provisions; provided, that the date the Preferred Stock Conversion is to be effective shall be no later than one Business Day prior to the Closing Date.
          (b) Subject to Section 6.13(a), the Company shall take all action necessary to consummate the Preferred Stock Conversion, to comply in all material respects with all Laws and regulations applicable thereto, and to prepare and, if necessary, execute all documents as may be necessary to consummate the Preferred Stock Conversion.
          Section 6.14 Transfer Taxes. If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall, except as provided by Section 2.9(c), be paid by Parent.
          Section 6.15 Financing. Parent shall use its reasonable best efforts (a) to arrange financing that is sufficient to permit Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby (the “Financing”) and (b) to enter into, prior to the date of the Parent Stockholders Meeting, an underwriting agreement with one or more financial institutions pursuant to which such financial institutions shall commit to underwrite a rights offering by Parent (the “Rights Issue”), which underwriting commitment shall cover the portion of the Rights Issue in excess of the pro rata share of the Norwegian Ministry of Trade and Industry and the Norwegian National Insurance Scheme Fund, and the proceeds of which will be used to provide Parent with a portion of the Financing to the extent the Rights Issue is undersubscribed.
          Section 6.16 Assistance with Financing.
          (a) In order to assist Parent in any way necessary, proper or advisable in connection with Parent’s arrangement of the Financing, the Company shall, and shall cause each of its Subsidiaries to, at the expense of Parent, provide such assistance and cooperation as Parent, Merger Sub and their Affiliates may reasonably request in connection with the arrangement of the Financing and the satisfaction, on a timely basis, of all conditions applicable to Parent and Merger Sub (or its or their Affiliates) in any definitive documents relating thereto including, (i) furnishing to Parent and its Representatives, to the extent reasonably available, pertinent information with respect to the Company and its Subsidiaries (or, to the extent required and reasonably available to it, GrowHow, HATLP, OCOP or PLNL) and their respective operations to be included in the Parent Circular, the Rights Offer Prospectus and any other prospectus, offering memorandum, rating agency presentations, bank book, information memorandum, lender presentation or similar document or marketing material (including historical financial statements prepared in accordance with GAAP and projected financial statements of the Company for inclusion in any such document, the “Required Information”), and assisting in the preparation of such documents (including the preparation of any pro forma financial information required to be included in any such document) and cooperating with and attending a reasonable number of meetings with prospective investors or lenders, (ii) requesting its independent accountants to provide reasonable assistance to Parent or Merger Sub consistent with their customary practice (including to provide consent to Parent or Merger Sub to prepare and use their audit reports relating to the Company and any necessary “comfort letters” in each case on customary terms and consistent with their customary practice in connection with the Financing), (iii) providing reasonable cooperation with prospective investors, arrangers and lenders and their respective advisors in performing their due diligence and (iv) providing all required information reasonably available to it relating to any indebtedness of the Company or its Subsidiaries whose terms require or permit it to be declared due and payable, or provide that it becomes automatically due and payable, prior to its stated maturity as a result of, or in connection with, the Merger. The Company will use its reasonable best efforts to update the Required Information from time to time as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading.
          (b) In no event shall the Company or its Subsidiaries be required to pay any commitment or similar fee or incur any other liability in connection with the Financing prior to the Effective Time. The requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or otherwise materially impair the ability of any officer or executive of the Company to carry out their duties to the Company.
          (c) Parent and Merger Sub shall indemnify and hold harmless the Company and its Subsidiaries and its and their directors, officers, employees and agents from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith; provided, however, that the foregoing shall not apply to the Company’s or its Subsidiaries’ or other Representatives’ willful misconduct or gross negligence.
          Section 6.17 Dividend Matters. If the Company has declared and set a record date for a regular quarterly cash dividend payable to the Company’s stockholders for the quarter ended prior to the quarter in which the Effective Time occurs (the “Final Full Quarterly Dividend”), and the Effective Time occurs prior to the payment date for the Final Full Quarterly Dividend, then Parent or the Surviving Corporation will pay the Final Full Quarterly Dividend on behalf of the Company following the Closing on the scheduled payment date for such dividend.
          Section 6.18 No Financing Condition. For the avoidance of doubt, the obligation of Parent and Merger Sub to close the transactions contemplated by this Agreement is conditioned upon the receipt of the Parent Stockholder Approval but is not conditioned upon the consummation of the Financing and, accordingly, the Parties agree that a failure of Parent and Merger Sub to close the transactions contemplated by this Agreement resulting from a failure or inability to consummate the Financing constitutes a breach for purposes of this Agreement.

          Section 6.19 Parent’s Vote at Company Stockholders Meeting. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of the Merger at the Company Stockholders Meeting.
          Section 6.20 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction, or waiver by it, on or prior to, but in any event as of, the Closing Date, of the following conditions:
          (a) The Company shall have obtained the Company Stockholder Approval.
          (b) Parent shall have obtained the Parent Stockholder Approval.
          (c) No Laws shall have been adopted or promulgated, and no temporary, preliminary or permanent Order shall have been issued and remain in effect by a Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated by this Agreement (collectively, “Restraints”).
          (d) (i) Any waiting period (including any extensions thereof) applicable to the Merger under the HSR Act, the Canadian Competition Act or the Canada Transportation Act and any Timing Agreement with any Government Entity shall have expired or been terminated and (ii) any applicable approvals pursuant to the Foreign Competition Laws of the European Union shall have been obtained.
          (e) Any review or investigation under the Exon-Florio Amendment shall have been concluded, or CFIUS or the President of the United States shall have determined not to take action authorized thereunder or have determined to take action that would not reasonably be expected to materially adversely affect the business or operations of Parent and its Subsidiaries, taken as a whole.
          (f) There shall not be pending, any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Merger Sub, the Company or any Company Subsidiary, or otherwise in connection with the Merger, seeking to make illegal, restrain or prohibit the consummation of the Merger, except where such suit, action or proceeding would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to, but in any event as of, the Closing Date, of the following additional conditions:
          (a) (i) The representation and warranty of the Company contained in Section 3.10(c) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and (ii) all other representations and warranties of the Company set forth in ARTICLE III of this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on the Company; provided, however, that, notwithstanding the foregoing, the representations and warranties contained in Section 3.3 (other than the last sentence of Section 3.3(c)), Section 3.4 and Section 3.5 shall be true and correct in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.
          (b) The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.
          (c) The Preferred Stock Conversion Right shall have been exercised, the Preferred Stock Conversion shall have been consummated and no Company Series A Preferred Stock shall be outstanding.
          Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, on or prior to, but in any event as of, the Closing Date, of the following additional conditions:
          (a) Each of the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on Parent. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

          (b) Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company, if:
          (i) the Merger shall not have been consummated by September 30, 2010 (the “Walk-Away Date”); provided that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Merger to be consummated by the Walk-Away Date; provided further that if the Merger shall not have been consummated by the Walk-Away Date, but on such date, all of the conditions to Closing set forth in ARTICLE VII, other than (x) conditions that by their nature are only to be satisfied as of the Closing and (y) any of the conditions set forth in Section 7.1(c), Section 7.1(d), Section 7.1(e) or Section 7.1(f) (but solely, in the case of Section 7.1(c) or Section 7.1(f), to the extent the matter giving rise to the failure of any such condition is related to the HSR Act, the Foreign Competition Laws, the Exon-Florio Amendment or a notification to CFIUS), have been fulfilled or waived, then at the election of either the Company or Parent, the Walk-Away Date shall be extended to December 31, 2010 (such date, the “Extended Walk-Away Date”);
          (ii) any Restraint having any of the effects set forth in Section 7.1(c) shall be in effect and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its best efforts to remove such Restraint as required by Section 6.4;
          (iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting; or
          (iv) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting;
          (c) by Parent:

          (i) if the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Walk-Away Date or Extended Walk-Away Date (if applicable) or is not cured by the earlier of (x) forty (40) Business Days following written notice to the Company by Parent of such breach or (y) the Walk-Away Date or Extended Walk-Away Date (if applicable) and (B) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); or
          (ii) if the Board of Directors of the Company or any committee thereof shall (A) fail to make the Company Recommendation or include the Company Recommendation in the Proxy Statement, (B) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation (provided Parent exercises such termination right within ten (10) Business Days of such failure) or (C) effect a Change in Company Recommendation; or
          (iii) if the Company or any Company Subsidiary or its or their respective Representatives, directly or indirectly, shall have materially breached any of their obligations under Section 6.5;
          (d) by the Company:
          (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub prior to the Walk-Away Date or Extended Walk-Away Date (if applicable) or is not cured by the earlier of (x) forty (40) Business Days following written notice to Parent by the Company of such breach or (y) the Walk-Away Date or Extended Walk-Away Date (if applicable) and (B) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); or
          (ii) in accordance with the terms and subject to the conditions of Section 6.5(c).
          Section 8.2 Effect of Termination.
          (a) In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of this Section 8.2 and ARTICLE IX, each of which shall remain in full force and effect; provided, however, that no Party hereto shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement, and the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, including, in the case of a breach by Parent or Merger Sub, liability to the Company for damages, determined taking into account all relevant factors including lost stockholder premium and any relevant breaches by the Company.
          (b) In the event that:
          (i) this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii), then the Company shall pay to Parent the Termination Fee. The Company shall pay such Termination Fee by wire transfer of immediately available funds by the second (2nd) Business Day following such termination in the case of the termination of this Agreement pursuant to Section 8.1(c)(ii), or concurrently with such termination in the case of the termination of this Agreement pursuant to Section 8.1(d)(ii);
          (ii) this Agreement is terminated pursuant to Section 8.1(b)(iii), Section 8.1(c)(i) (as a result of a breach by the Company of any of its covenants contained in this Agreement) or Section 8.1(c)(iii) and within six (6) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by a Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(ii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to fifteen percent (15%) shall be changed to fifty percent (50%); or
          (iii) this Agreement is terminated pursuant to Section 8.1(b)(i) (provided that at the time of such termination, the conditions set forth in Section 7.1(c), Section 7.1(d), Section 7.1(e) and Section 7.1(f) shall have been satisfied), Section 8.1(b)(iii), Section 8.1(c)(i) or Section 8.1(c)(iii) and (x) at any time after the date of this Agreement and prior to the date of termination, a Takeover Proposal shall have been publicly announced and not subsequently withdrawn (or any Person shall have publicly announced or publicly communicated an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (y) within eighteen (18) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(iii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to fifteen percent (15%) shall be changed to fifty percent (50%); or
          (iv) this Agreement is terminated pursuant to Section 8.1(b)(iv), then Parent shall pay to the Company the Termination Fee. Parent shall pay such Termination Fee by wire transfer of immediately available funds concurrently with such termination, in the case of a termination by Parent, or by the second (2nd) Business Day following such termination, in the case of a termination by the Company.
          (c) Each Party agrees that the agreements contained in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if either Parent or the Company fails promptly to pay any amounts due under Section 8.2(b) and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the nonpaying Party for such amounts, the nonpaying Party shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the costs and expenses of the other Party (including reasonable legal fees and expenses) in connection with such suit.
ARTICLE IX
GENERAL PROVISIONS
          Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this ARTICLE IX.
          Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt or (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
If to Parent or Merger Sub, to:
Yara International ASA
P.O. Box 2464, Solli
Bygdoy alle 2
N-0202 Oslo
Norway
Telecopier: +(47) 24 15 75 64
Attention: Chief Legal Counsel
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Telecopier: (212) 751-4864
Attention: Barry A. Bryer, Esq.
                 Eric J. Schwartzman, Esq.
and
Wikborg Rein
Pb 1513 Vika
0117 Oslo
Norway
Telecopier: +(47) 22 82 75 01
Attention: Per Anders Sæhle, Esq.
          If to the Company, to:
Terra Industries Inc.
Terra Centre
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telecopier: (712) 233-5586
Attention: John W. Huey, Esq.
with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Telecopier: (212) 474-3700
Attention: Faiza J. Saeed, Esq.
                 Thomas E. Dunn, Esq.
and
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telecopier: (212) 403-2000
Attention: David C. Karp, Esq.
          Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
          Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.
          Section 9.5 Entire Agreement; Third Party Beneficiaries.
          (a) This Agreement (including the Company Disclosure Letter and the Exhibits hereto), together with the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.
          (b) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of ARTICLE II shall be enforceable by holders of Certificates.
          Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
          Section 9.8 Amendment. This Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Parent, but, after such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
          Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
          Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
          (a) All disputes arising out of or concerning the existence, validity interpretation or performance of this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules in accordance with Section 9.10(b).
          (b) The arbitral panel shall consist of three members, one to be appointed by each of the Parties (with Parent and Merger Sub being treated as a single Party for purposes of this Section 9.10) and the third to be chosen by the two party-appointed arbitrators. If the responding Party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third within the prescribed time periods, then the appointments shall be made by the AAA pursuant to its rules and procedures in effect at the time of the appointments:
          (i) Arbitration may be commenced by any Party by giving written notice to the other Party and to the AAA pursuant to the rules of the AAA then in existence. Within 15 days of such notice, the Party demanding arbitration shall appoint its arbitrator. Within 15 days of that appointment, the other Party shall appoint its arbitrator. Within 15 days after the appointment of both Party-appointed arbitrators, those two shall appoint the third, who shall preside over the panel.

          (ii) The situs of the arbitration shall be the State of Delaware and the evidentiary proceedings shall be conducted in Wilmington, Delaware. The panel may conduct proceedings in other locations if necessary for the taking of evidence.
          (iii) Each arbitrator shall be impartial and shall be a retired Delaware Chancery Court judge or Delaware Supreme Court justice, or, if not reasonably available, shall otherwise be knowledgeable about and experienced with the law of Delaware and have had at least 15 years of legal experience in the area of mergers and acquisitions.
          (iv) In connection with any arbitration proceeding hereunder, the arbitral panel shall allow reasonable requests for the production of documents relevant to the dispute and permit the taking of depositions limited to not more than seven persons on each side and for not more than 70 hours in total for each side. The panel may seek to compel the production of evidence from non-Parties.
          (c) The arbitral panel is authorized to award monetary damages and to grant specific performance of the Agreement and other injunctive relief, including interim relief pending the final award.
          (d) The Parties shall bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the arbitral panel and the costs of administration.
          (e) The arbitral award shall be final and non-appealable and may be enforced in any court of competent jurisdiction.
          (f) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN ACCORDANCE WITH, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY, EXCEPT FOR SUCH PROVISIONS WHERE THE MGCL IS MANDATORILY APPLICABLE, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE MGCL; PROVIDED, HOWEVER, THAT THE MGCL SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF THE COMPANY AND THE BOARD OF DIRECTORS OF THE COMPANY.
          (g) With respect to any matter not subject to arbitration under this Section of the Agreement, each Party hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of Delaware and waives any objection to personal jurisdiction of and venue in such court with respect to such proceeding and any claim that such forum is inconvenient. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          (h) PARENT HEREBY IRREVOCABLY DESIGNATES NATIONAL CORPORATE RESEARCH, LTD. (IN SUCH CAPACITY THE “PROCESS AGENT”), WITH AN OFFICE AT 615 SOUTH DUPONT HIGHWAY, DOVER, DE 19901, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          (i) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(i).
          Section 9.11 Specific Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right for specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. If, prior to the Walk-Away Date or Extended Walk-Away Date (if applicable), any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Walk-Away Date or Extended Walk-Away Date (if applicable) shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.
[signature page follows]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

YARA INTERNATIONAL ASA
By:	/s/ Øivind Lund
	Name:	Øivind Lund
	Title:	Chairman of the Board

By:	/s/ Jørgen Ole Haslestad
	Name:	Jørgen Ole Haslestad
	Title:	President and Chief Executive Officer

YUKON MERGER SUB, INC.
By:	/s/ Edward Cavazuti
	Name:	Edward Cavazuti
	Title:	President

TERRA INDUSTRIES INC.
By:	/s/ Michael L. Bennett
	Name:	Michael L. Bennett
	Title:	President and Chief Executive Officer

EXHIBIT A
TERRA INDUSTRIES INC.
AMENDED AND RESTATED CHARTER
ARTICLE I
NAME
          The name of the corporation (the “Corporation”) is “Terra Industries Inc.”
ARTICLE II
PURPOSE
          The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE III
PRINCIPAL OFFICE
          The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.
ARTICLE IV
RESIDENT AGENT
          The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and its address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.
ARTICLE V
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
          Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is [one], which number may be increased or decreased pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name[s] of the director[s] who shall serve until the next annual meeting of stockholders and until [his][their] successors are duly elected and qualify are:

[                                        ]
The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.
          Section 5.2 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter (the “Charter”) or the Bylaws.
          Section 5.3 Indemnification. The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination as to the ultimate entitlement to indemnification to, (a) any individual who is a present or former director or present or former officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. No amendment of the Charter or any repeal of any of its provisions shall limit or eliminate any of the benefits provided to present or former directors and present or former officers under this Section 5.3 in respect of any act or omission that occurred prior to such amendment or repeal.
          Section 5.4 Appraisal Rights. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.
          Section 5.5 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

          Section 5.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.
          Section 5.7 Stockholder Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws (including by less than unanimous consent, if so provided in the Bylaws).
ARTICLE VI
STOCK
          Section 6.1 Authorized Shares. The Corporation has authority to issue 1000 shares of stock, consisting of 1000 shares of common stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $10.00. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.
          Section 6.2 Classified or Reclassified Shares. The Board of Directors may reclassify any unissued shares of stock of the Corporation from time to time in one or more classes or series of stock. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of Section

6.1. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (i) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (ii) specify the number of shares to be included in the class or series; (iii) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (iii) of this Section 6.2 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.
          Section 6.3 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.
ARTICLE VII
AMENDMENTS
          The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.
ARTICLE VIII
LIMITATION OF LIABILITY
          To the fullest extent permitted by Maryland law, as it may be amended from time to time, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate any of the benefits provided to present or former directors and present or former officers under this Article VIII in respect of any act or omission that occurred prior to such amendment or repeal.